Exhibit 10.2

FORM OF

Black Ridge Oil & Gas, Inc.

2018 Management Incentive Plan Award Agreement

March 1, 2018

Dear _______:

Congratulations on your selection as a participant in the Black Ridge Oil & Gas, Inc. 2018 Stock Management Incentive Plan (the “Plan”).

This Agreement, together with the Plan, sets forth your rights (your Award) under the Plan. The Plan provides additional details of your rights under the Plan and this Agreement, as well as all of the conditions and limitations affecting such rights. All capitalized terms appearing in this Agreement, and not defined in this Agreement, shall have the defined meaning provided in the Plan. If any inconsistencies arise between the terms of this Agreement and the terms of the Plan, the Plan's terms shall completely supersede and replace the conflicting terms of this Agreement.

Overview of Your Award

1.	Percentage Interest in Pool under this Agreement: You are entitled to receive __% percent of the Black Ridge Acquisition Corp. (“BRAC”) shares held by the Company as of the date of the Closing (as defined below) rounded to the nearest whole share. For example, if the Company owns 3,939,500 shares of BRAC as of the date of the Closing, you would be entitled to receive __________ shares of BRAC.

2.	BRAC Shares: Subject to the forfeiture provisions of Section 3, below, the number of BRAC shares to be transferred to you under this Award will be calculated upon a closing of the business combination (the “Closing”) of BRAC for the acquisition of a target business as described in the BRAC prospectus dated October 4, 2017.

3.	Forfeiture: If you cease to be an employee or director of the Company or BRAC for any reason (including, but not limited to, death or Disability, or involuntary termination not for Cause) prior to the Closing, you will forfeit this Award. "Cause" means termination of the your employment for (i) any conviction of you, or plea of guilty or no contest by you, to a felony, or (ii) any act or acts of dishonesty by you intended to result in personal enrichment to you at the expense of the Company; or (iii) failure to follow the lawful instructions of the Board of Directors of the Company. If you cease to be an employee or director of the Company on or after the date of Closing for any reason except for death, Disability, involuntary termination not for Cause, or voluntary termination for Good Reason, you will also forfeit this Award. For purposes of this Award, "Good Reason" means any of the following conditions: (i) a material diminution in your authority, duties or responsibilities or duties, (ii) a material diminution in your base compensation, (iii) a material relocation of your principal job location, or (iv) a material breach by the Company of the agreement under which you provide services to the Company, provided that you will not be considered to have had a voluntary termination for Good Reason unless you give notice of the existence of the Good Reason condition within 90 days of the condition first occurring and provide at least 30 days for the Company to cure the condition prior to your terminating.

4.	Distribution: The BRAC shares will be distributed to you on the one year anniversary of the Closing.

5.	Expiration: This Award will expire upon the dissolution of BRAC and return of the public offering proceeds held in trust as described in the BRAC prospectus dated October 4, 2017.

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Please acknowledge your agreement to participate in the Plan and this Agreement, and to abide by all of the governing terms and provisions, by signing the following representation:

AGREEMENT TO PARTICIPATE

By signing a copy of this Agreement and returning it to the Company, I acknowledge that I have read the Plan, and that I fully understand all of my rights under the Plan, as well as all of the terms and conditions which may limit my rights under the Plan.

______________________________	Black Ridge Oil & Gas, Inc.
Participant
By ____________________________
Its ____________________________

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